EXHIBIT 99.1

VICON ANNOUNCES ITS INTENT TO TRADE ON THE OTCQB VENTURE MARKET

Hauppauge, N.Y. - July 10, 2018 - Vicon Industries, Inc. (NYSE American: VII) today announced that it intends for its common stock to commence trading on the OTCQB Venture Market (OTCQB) on July 12, 2018. As previously announced, on June 14, 2018, the Company received notification from the NYSE American LLC (the “NYSE”) that it was not in compliance with the NYSE’s stockholders’ equity continued listing standard, and was asked to submit a compliance plan by July 16, 2018. After careful consideration of its available options and its assessment of the probability of the Company regaining compliance with the NYSE’s stockholders’ equity requirements, the Company opted not to submit a compliance plan to the NYSE and plans to instead transition to the OTCQB.

The transition to the OTCQB will not affect the Company’s business operations, and following such transition, the Company will continue to make all required filings with the SEC on Forms 10-K, 10-Q and 8-K, and will remain subject to all other SEC rules and regulations applicable to reporting companies under the Securities Exchange Act of 1934.

About Vicon

Vicon Industries, Inc. (NYSE American: VII) is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including video management software, recorders and storage devices and capture devices (cameras). Headquartered in Hauppauge, New York, the Company also has offices in Yavne, Israel and the United Kingdom. More information about Vicon, its products and services is available at www.vicon-security.com.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our new product offerings and our proposed fundraising activities. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. These risks and uncertainties include, but are not limited to: our history of losses and negative cash flows; our need for additional financing; market acceptance of our products; our ability to manufacture and develop effective products and solutions; indebtedness to our secured lender; current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to maintain adequate levels of working capital; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our product offerings or to develop other new products and services; our ability to generate sales and profits from current product offerings; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NYSE American requirements that could result in a delisting of our common stock; and, other factors discussed under the heading "Risk Factors" contained in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 5, 2018. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

Contact:
Vicon Investor Relations
Cindy Schneider
Tel: (631) 650-6201
Email: IR@vicon-security.com